[CONFIDENTIAL TRATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION.]


                            RESEARCH AND DEVELOPMENT
                              AND LICENSE AGREEMENT
                              ---------------------

      THIS AGREEMENT, made as of this 24th day of June, 2000 by and between MANHATTAN SCIENTIFICS, INC., a public Delaware corporation having offices located at 641 Fifth Avenue, New York, New York, USA ("MHTX"), Novint Technologies, Inc., a private New Mexico Corporation having offices located at 4900 Cutting Avenue NW, Albuquerque, New Mexico 87114 ("NOVINT"), and Mr. Thomas
G. Anderson, residing at 4900 Cutting Avenue NW, Albuquerque, New Mexico 87114 ("ANDERSON").

                              W I T N E S S E T H:

      WHEREAS, MHTX is engaged in, among other things, research, development and marketing of certain proprietary technologies, and products incorporating such technologies; and

      WHEREAS, Novint and Anderson are engaged in the research and development of certain proprietary technologies and products in the area of Haptics not including the Sandia Haptics Technologies, as hereinafter defined (collectively, the "Novint Technologies"); and

      WHEREAS, as used in this agreement, "Haptics" refers to a developing science of computer software and hardware1 technology that enables human users to experience sensations having to do with the sense of touch in the form of (1) force feedback (forces that are displayed to a user), (2) tactile feedback (force sensations that are displayed to a user's skin), and (3) kinesthesia (the sense of spatial location and internal physical sensation); and

      WHEREAS, from January, 1996 through May, 2000, Anderson was an employee of Sandia Corporation and/or the Sandia National Laboratories through the United States Department of Energy, located in Albuquerque, New Mexico ("Sandia"), and has previously researched and developed certain Haptics technologies for Sandia which are Sandia's property (the "Sandia Haptics Technologies"); and

      WHEREAS, pursuant to agreement dated April 11, 2000, Novint licensed the Sandia Haptics Technologies from Sandia under terms and conditions set forth in such license;

      WHEREAS,  pursuant to agreement of even date  herewith,  MHTX  exclusively
sublicensed   the  Sandia   Haptics   Technologies   from  Novint  (the  "Sandia
Sublicense") with respect to the Field of Use (as hereinafter defined); and

      WHEREAS, Anderson left the employ of Sandia in order to pursue the continued research and development of the Novint Technologies exclusively through Novint, and upon his departure from Sandia, Anderson ceased to perform research and development activities for Sandia with respect to the Sandia Haptics Technologies; and

----------------
 1
    It is understood that Novint and Anderson are not presently developing any Haptics hardware.

      WHEREAS, Anderson controls Novint and owns a majority of Novint's common stock; and

      WHEREAS, MHTX desires to engage the services of Novint and Anderson in connection with the further research and development, and the bringing to market, of the Novint Technologies within the Field of Use; and

      WHEREAS, MHTX desires to acquire an exclusive worldwide license to the existing and developing Novint Technologies in the Field of Use, it being understood that such license may be used in conjunction with the Sandia Sublicense; and

      WHEREAS, MHTX desires to acquire an ownership interest in Novint, and to assist Novint in becoming a public company, should that be desirable and appropriate; and

      WHEREAS, Anderson desires to acquire an ownership interest in MHTX; and

      WHEREAS, prior to the execution of this Agreement, on April 28, 2000, MHTX paid $100,000 to Novint as an advance for scientific research and development services to be performed hereunder, as well as to secure the services of Novint pending consummation of this Agreement;

      NOW, THEREFORE, upon good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

      1. Research and Development.

            (a)  MHTX  hereby   engages  Novint  and  Anderson  to  conduct  all
reasonable and appropriate research, development, and product support and upgrade efforts with respect to the Novint Technologies within the Field of Use to (i) achieve and realize the Haptics products and milestones set forth in the Milestone Timetable (as hereinafter defined, and as same may be amended from time to time) as soon as reasonably possible, including without limitation the First Major Milestone (as hereinafter defined); (ii) on a continuing basis, to further develop, advance, evolve, upgrade and support the Novint Technologies within the Field of Use, and products incorporating same, for MHTX on an accelerated basis, pursuant to the Milestone Timetable; and (iii) on a continuing basis, to reasonably collaborate with MHTX and its affiliates as needed on other Haptics related products and projects (collectively, the "Research and Development").

            (b) MHTX shall fund (or procure the  funding  of) the  Research  and
Development in the amount of $1,500,000 or such other amount(s) to which the parties may agree from time to time (the "Research and Development Fee"). At execution of this agreement, MHTX has paid Novint the first $300,000 of the Research and Development Fee (consisting of the first $100,000 paid on April 28, 2000 and an additional $200,000 paid contemporaneously with execution of this Agreement), receipt of which is hereby acknowledged by Novint. MHTX shall pay Novint the balance of the Research and Development Fee in accordance with the Milestone Timetable (as hereinafter defined). Research and Development costs include any supporting costs necessary to conduct normal business operations supporting the Research and Development. These costs include, without limitation, office and leasing, utilities, equipment, travel, phone, consultants, printing, web development, legal and accounting fees, intellectual property protection, bookkeeping, recruiters, market research, public relations, technical staff, management staff, administrative staff, other staff, customer support, and marketing.

XXXX - CONFIDENTIAL TREATMENT REQUESTED

            (c) Novint and Anderson shall conduct and direct the Research and Development, and shall do so in accordance with the milestone and budget timetable annexed hereto as Schedule A, as same may be amended from time to time by written agreement of the parties (the "Milestone Timetable"). Upon completion of each milestone set forth in the Milestone Timetable, Novint shall render a written report to MHTX detailing the particulars of the milestone completion, including without limitation the technical particulars (each, a "Milestone Report"). Receipt and acceptance by MHTX of each Milestone Report shall be a condition of MHTX's obligation to continue to fund the Research and Development pursuant to the Milestone Timetable, it being understood that MHTX shall not unreasonably withhold its acceptance of any Milestone Report.

            (d)  (1)  Until  Novint  and   Anderson   deliver  the  Web  Browser
Applications (as hereinafter defined) and Content Creation Applications (as hereinafter defined) to MHTX in finished, professional, commercially appealing and visually appealing form suitable for manufacture and public use, sale, and license (the "First Major Milestone"), Novint and Anderson personally shall use their best and exclusive full-time efforts in conducting the Research and
Development, and shall use their best efforts to expedite the Research and Development. After Novint has delivered the First Major Milestone to MHTX, and for so long thereafter as Novint and Anderson shall continue to perform the Research and Development for MHTX pursuant to the Milestone Timetable, Novint and Anderson shall use their best efforts in conducting and expediting further Research and Development. Anderson personally will have primary responsibility for performing, directing and overseeing all of the Research and Development. At MHTX's reasonable request and expense, Novint and Anderson shall also assist MHTX generally in commercializing the Novint Technologies, including without limitation by (i) assisting in raising capital; (ii) participating in public relations events, press conferences, media interviews, technology demonstrations, and similar events; and (iii) prototyping applications for specific potential users of the Novint Technologies within the Field of Use on a case-by-case basis, subject to agreement of the parties as to the particulars of such applications. Novint and Anderson shall disclose and introduce to MHTX all third parties with whom they previously have or subsequently shall have discussions regarding the Novint Technologies within the Field of Use.

                  (2) Notwithstanding the first sentence of paragraph 1(d)(1) immediately above, MHTX acknowledges that Novint and Anderson intend to use a portion of the Research and Development Fee to conduct Haptics research and development outside of the Field of Use, for purposes independent of this Agreement which are intended to complement the Research and Development. Additionally, notwithstanding the first sentence of paragraph 1(d)(1) immediately above, MHTX acknowledges that Novint may receive additional funding from third parties, with Novint's board approval, which may fund projects complementary to this agreement. MHTX consents to such activity provided that
(i) such activity does not materially interfere with the performance of the obligations of Novint and Anderson under this Agreement (including without limitation timely attainment of the milestones established under the Milestone Timetable); (ii) Novint and Anderson use a substantial portion of the Research and Development Fee directly for the Research and Development; (iii) Novint and Anderson devote a substantial portion of their time to the Research and Development; and (iv) MHTX has previously approved in writing Novint's written budget for the proposed expenditure of portions of the Research and Development Fee for matters other than the Research and Development, which approval shall not be unreasonably withheld. The budget attached hereto as Schedule C is hereby approved in principle by MHTX. It is intended that MHTX will indirectly benefit from research and development outside the Field of Use by reason of, among other things, MHTX's ownership interest in Novint (see paragraph 3(a), below).

XXXX - CONFIDENTIAL TREATMENT REQUESTED

            (e) (1) After Novint and Anderson deliver the First Major Milestone to MHTX, Novint and Anderson shall continue to perform the Research and Development for MHTX in accordance with the Milestone Timetable as same may be amended, or as otherwise agreed by the parties.

                  (2) Funding for the continuing Research and Development described in the immediately preceding paragraph shall be provided to Novint by MHTX in the form of a research and development royalty (the "R&D Royalty"), which shall be their entire fee for all such continued Research and Development, subject to the provisions of paragraph 1(e)(3) immediately below. The R&D Royalty shall be separate and independent from, and shall be in addition to, the License Royalty (as hereinafter defined). The R&D Royalty shall consist of the following percentages of Net Revenue (as hereinafter defined):

         Cumulative Net Revenue             R&D Royalty
         TO MHTX (millions)                 to Novint
         ------------------                 ---------

         $0 to $1                            3%
         $1 to $2                            6%
         $2 to $3                            9%
         $3 to $4                           12%
         $5 to $6                           15%
         $6 to $7                           18%
         $7 to $8                           21%
         $8 to $9                           24%
         $9 to $10                                   27%
         Above $10mm                        30%

                  (3) Until such time as the R&D Royalty is sufficient to pay for the costs of Novint that are reasonably necessary to perform the continuing Research and Development ("Costs"), MHTX will use its best efforts to fund (or cause to be funded) the Research and Development, to the extent that the R&D Royalty is insufficient to cover the costs of same, in amounts to be reasonably agreed by the parties.

                  (4) Novint and Anderson shall use the R&D Royalty (and other amounts paid by MHTX) exclusively to fund the continuing Research and Development for MHTX. Novint and MHTX will jointly determine how to expend such funds up to the amount of Novint's Costs. Expenditure of such funds exceeding Novint's Costs shall be determined in MHTX's sole reasonable discretion, provided that such funds are expended in connection with the Novint Technologies within the Field of Use.

            (f) Novint shall be the exclusive company to perform all Research and Development for MHTX with respect to the Novint Technologies, unless Novint and/or Anderson shall have committed a material breach ("Novint Breach") of this Agreement or this Agreement shall have been terminated by the parties, in which event MHTX shall be free to engage third parties to perform the Research and Development with respect to the Novint Technologies if Novint fails to cure such breach within 90 days after receiving written notice of same from MHTX. Novint Breach includes, without limitation, failure to meet the Milestone Timetable, failure of the Novint Technologies to work or to work as intended, failure to provide adequate support for the Novint Technologies, failure of the First Major Milestone to be delivered timely or in the commercially and visually appealing configurations described in the Milestone Timetable, failure to pay MHTX any royalties due, death disability or incapacity of Anderson, and/or failure of any of the representations and warranties by Novint and Anderson to be true and correct.

XXXX - CONFIDENTIAL TREATMENT REQUESTED

      2. Intellectual Property License to MHTX

            (a) (1) Within the Field of Use, and subject to the terms of this Agreement, Novint and Anderson hereby grant to MHTX an exclusive, worldwide, perpetual license (the "License") in and to all of the existing worldwide intellectual property rights arising out of or relating to the Novint Technologies, including without limitation patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, software, computer programs, source code, computer hardware2, know-how, trade secrets, discoveries, ideas, concepts, techniques, designs, specifications, and the like. The Novint Technologies include, without limitation, the technologies described on Schedule B attached hereto.

                  (2) Subject to paragraph 1(f) of this Agreement, the License includes, without limitation, the right of MHTX to develop, upgrade, manufacture, distribute and sell in all market segments, products incorporating the Novint Technologies within the Field of Use, as well as the right to further develop, upgrade, and make derivative works based upon the Novint Technologies within the Field of Use, provided that MHTX shall pay Novint royalties upon same in accordance with this Agreement and that all other rights of Novint under this Agreement shall apply to same.

                  (3) The License includes, without limitation, the right of MHTX to sublicense and to sub-sublicense all of its rights under this Agreement; provided, however, that each such sub-licensee or sub-sub-licensee (together "Sub-Licensees") agrees to be bound by all of the terms and conditions of Novint's and Anderson's License to MHTX to the same extent as MHTX. Novint shall be a third party beneficiary of any agreement between MHTX and any Sub-Licensees.

            (b) With respect to the Novint Technologies, and within the Field of Use, all discoveries, improvements, derivative works, inventions, patents, copyrightable expressions, trademarks, computer programs, software, upgrades, source code, computer hardware3, Research and Development results, trade secrets and the like, conceived or first reduced to practice or fixed, know-how, ideas, concepts, techniques, designs, specifications, and the like, whether now known or hereinafter created, conceived or otherwise developed by Novint, Anderson, and/or their employees, contractors or affiliates in the performance of the Research and Development, are included (without limitation) for all purposes in the License. Anderson and Novint shall, on a monthly and continuing basis, update Schedule B to identify and describe all new intellectual property and the like developed by Anderson and Novint that is covered by the License, and shall provide copies of such updated Schedule B as and when it is updated.

            (c) In consideration for the License, MHTX shall pay Novint a perpetual license royalty of XXXX of Net Revenue (as hereinafter defined) from the use, sublicensing or sub-sublicensing of the Novint Technologies within the Field of Use, the granting of any rights in or with respect to the Novint Technologies within the Field of Use, and/or from sales or lease of products incorporating or using the Novint Technologies or the sale or lease of services (the "License Royalty"). The License Royalty shall be separate and independent from, and in addition to, the R&D Royalty. Any monies paid by MHTX to Novint shall not be considered Net Revenue to Novint. Subject to paragraph 5(b), "Net Revenue" means total revenue received from the aforesaid activities, less shipping, returns, sales taxes, and duties for import or export.

--------------------
    2
         See footnote 1, above.
    3
         See footnote 1, above.

XXXX - CONFIDENTIAL TREATMENT REQUESTED

            (d) Novint and Anderson agree to promptly execute any and all documents and instruments necessary to effect, register, update and/or document the License. Further, MHTX agrees that it will place, or will require others with MHTX contracts, to place the trademark/service mark "e-Touch" on each product manufactured or service provided incorporating Novint Technology.

            (e) (1) As used herein, the "Field of Use" means XXXX.

                  (2) "Web Browser Applications" means any and all computer and electronics applications, whether now known or hereafter developed, which permit the user to view, access, browse, retrieve, utilize, navigate, interface with and/or interact with Content (as hereinafter defined) on a Computer Network (as hereinafter defined). Web Browser Applications only include computer applications that can access varied Content that is placed on a Computer Network by many Content creators. Web Browser Applications do not include any type of computer program or application that can be used without a computer network. For the sake of clarification, common examples of Web Browser Applications currently in use by the public include, without limitation, Netscape Navigator and Microsoft Internet Explorer. For the sake of further clarification, an example of a program that would not constitute a Web Browser Application is a computer game that can be run standalone on a personal computer but can also be played by multiple players across a Computer Network. Although such a computer game would not constitute a Web Browser Application, it would nevertheless constitute an Overlapping Application (as hereinafter defined).

                  (3) "Content Creation Applications" means any and all computer and electronics applications, tools, programming instructions, programs, and the like, whether now known or hereafter developed, which permit the user to create Content on a Computer Network for access using a Web Browser Application. For the sake of clarification, common examples of Content Creation Applications currently in use by the public include, without limitation, Microsoft Frontpage and Adobe Pagemill.

                  (4) "Computer Network" means any and all computer and electronics networks, whether now known or hereafter developed, of any size, nature or location, whether public or private, wherein one or more users may connect to the network via one or more connection points. The term "Computer Networks" includes, without limitation, the Internet, the World Wide Web, the National Technology Grid, cable television systems, satellite television systems, intranets, public and private networks, and the like.

                  (5) "Content" means any and all types of data and information that is capable of being placed on a Computer Network and accessed by others. For the sake of clarification, examples of Content include, without limitation, web pages, email systems, bulletin boards, chat rooms, search engines, applets, games, visual images, sound recordings, interactive and other applications, documents, words, numbers, and the like.

            (f) MHTX shall not disclose source code or technical information about the

XXXX - CONFIDENTIAL TREATMENT REQUESTED

Novint Technologies to any third party without prior written approval of Novint. Nothing in the preceding sentence shall be construed to (i) require MHTX to obtain approval from Novint prior to licensing the Novint Technologies to Sub-Licensees and providing such Sub-Licensees with copies of Web Browser Applications and Content Creation Applications created by Novint and Anderson for replication; or (ii) preclude MHTX from exercising its rights under paragraph 1(f) of this Agreement.

            (g) MHTX will use its reasonable best efforts to actively commercialize, and bring to market, products and services incorporating the Novint Technologies within the Field of Use. Novint and Anderson acknowledge that MHTX is a technology incubator, that MHTX is and will continue to be actively involved in the development and commercialization of several technologies other than the Novint Technologies, and that MHTX will not be devoting its exclusive attention to the Novint Technologies.

            (h) If at any time MHTX is obligated and fails to pay Novint (i) any portion of the Research and Development Fee that is due and payable, (ii) any portion of the License Royalty that is due and payable, or (iii) any portion of the R&D Royalty that is due and payable; or if MHTX fails to use its reasonable best efforts to actively commercialize the Novint Technologies within the Field of Use; or if MHTX otherwise commits a material breach of this Agreement (each, a "MHTX Breach"), then in any such case Novint shall serve written notice of same to MHTX. If, within 90 days of receipt of such notice, MHTX fails to (a) cure such MHTX Breach, or (b) reasonably and in good faith, controvert such MHTX Breach in writing, then MHTX's License shall become non-exclusive. If MHTX controverts any MHTX Breach and it is finally determined that an MHTX Breach was committed, then MHTX's License shall become non-exclusive if such breach is not cured within 30 days of such final determination.

      3. Ownership of Novint

            (a) Contemporaneously with the execution of this Agreement, and as a condition to the effectiveness of this agreement, Anderson shall have taken such actions as are necessary and appropriate to effectively apportion and transfer ownership of Novint's issued and outstanding shares of common stock as follows:

         Anderson:                       53.52%   44,739 shares

         MHTX:                           43.79%   36,606shares ("Novint Stock")

         Other Shareholders         2.69%   2,250 shares

It is understood and agreed that, in addition to the foregoing, there will be options to purchase 1405 shares of Novint Common Stock, 4,000 shares of Novint Preferred Stock with certain rights, restrictions, preferences and limitations set forth in Novint's organizing documents, and a number of shares subject to the terms of an employee incentive stock option plan adopted by Novint's Board of Directors.

            (b) It is agreed that, other than the securities described in paragraph 3(a) above, no other securities of Novint shall be issued or authorized in the absence of formal approval of the board of directors of Novint, except that MHTX shall consent and shall not object if Novint issues an additional 24,272 shares (or options for shares) of common stock to Anderson upon Novint's realization of at least $10,000,000 in Net Revenue from exploitation of the Novint Technologies outside the Field of Use.

            (c) There shall be five (5) seats on the Novint board of directors elected

XXXX - CONFIDENTIAL TREATMENT REQUESTED
by Novint's shareholders in accordance with its Bylaws. MHTX and Anderson agree to vote their shares to elect Anderson and Marvin Maslow as Directors and to elect Anderson as Chairman of the Board. Initially MHTX shall be entitled to specify two (2) directors, and Novint shall be entitled to specify two (2) directors, it being understood that the fifth director shall be selected by the other (4) directors. As of the date of this Agreement, Thomas Anderson and Edwin H. Barsis are the two directors specified by Novint. Marvin Maslow and Scott L. Bach are the two directors specified by MHTX.

            (d) Novint is presently considering becoming a public company either through an initial public offering or through a transaction by which Novint (and/or its successors and assigns) are acquired by an existing public company whose sole purpose subsequent to such acquisition shall be to carry on the affairs of Novint ("Novint Public Co."). MHTX shall act as an uncompensated facilitator and advisor to Novint in connection with the foregoing. Anderson and MHTX agree to vote their shares in Novint to maintain the ratio of ownership percentages in Novint owned by Anderson and MHTX.

            (e) MHTX shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, all or any part of the Novint Shares (as hereinafter defined) owned or to be owned by it except in compliance with the terms of this Agreement. For purposes of this Agreement, the term "Shares" shall mean and include any portion of the shares of stock of Novint of any class or any other share or shares of capital stock (or rights, options or warrants to acquire such shares) of Novint (or its successors) owned by MHTX, whether presently held or hereafter acquired.

            (f) Prior to the time that Novint becomes Novint Public Co., MHTX may not sell, assign, transfer or otherwise dispose of any or all Shares owned by it to a third party unless (i) MHTX shall have received a bona fide arm's length offer to purchase such Shares from such third party, and (ii) MHTX first submits a written offer (the "Offer") to Novint identifying the third party to whom such Shares are proposed to be sold and the terms of the proposed sale and offering to Novint the opportunity to purchase such Shares on terms and conditions, including price, not less favorable to Novint than those on which MHTX proposes to sell such Shares to any other purchaser.

            Novint shall act upon the Offer as soon as practicable after receipt thereof, and in no event later than thirty (30) days after receipt thereof. In the event that Novint shall elect to purchase all or a part of the Shares covered by the Offer, Novint shall, within such thirty (30) day period, (i) communicate in writing such election to purchase to MHTX, which communication shall be delivered by hand or mailed to MHTX at the address shown by Novint's records or at such other address furnished to Novint and shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered thereby; and (ii) pay (or cause to be paid) to MHTX the purchase price in full.

            In the event that Novint does not purchase the Shares offered by MHTX pursuant to the Offer, all of such Shares may be sold by MHTX at any time following the thirtieth (30th) day after receipt of the Offer by Novint, provided that the purchaser of the Shares shall agree in writing to abide by all of the provisions hereof. Any such sale shall be to the person originally named in the Offer as the proposed purchaser or transferee and shall be at not less than the price and upon other terms and conditions, if any, not more favorable to such purchaser than those specified in the Offer. Any Shares sold after such 30-day period, to a different purchaser, at a lower price or otherwise on more favorable terms shall be subject to the requirements of a prior offer pursuant to this Section.

            The provisions of this Section 3(f) shall terminate immediately upon the

XXXX - CONFIDENTIAL TREATMENT REQUESTED
effectiveness of an underwritten initial public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Voting Common Stock for the account of the Company, in which the aggregate gross proceeds to Novint are acceptable to its Board of Directors, or upon the occurrence of any other procedure whereby Novint becomes Novint Public Co.

            (g) [Intentionally Omitted].

            (h) If Novint becomes Novint Public Co., then upon expiration and deletion of any restrictions upon the Novint Stock, and as a measure to protect Novint Public Co.'s shareholders, MHTX agrees not to sell more than 3,000 of such shares per trade upon the open market, nor more than 15,000 shares per day upon the open market, without the prior written consent of Novint. MHTX may privately transfer all or any portion of the Novint Stock, provided that the transferee(s) agree to the aforesaid restrictions in writing. This covenant shall survive termination of this Agreement.

            (i) Prior to Novint becoming Novint Public Co., any transferee of Novint stock originally issued to MHTX, whether through purchase or otherwise, shall agree to abide by any voting restrictions described in this contract, including but not limited to voting with respect to the board of directors and its chairman, prior to transfer of said stock. This covenant shall survive termination of this Agreement.

      4. Consideration to Anderson

            (a) As consideration for Anderson's transfer to MHTX of all of Anderson's shares of no par value common stock of Anderson Technologies, Inc., a New Mexico corporation ("Newco") pursuant to the terms of a plan of reorganization adopted by Newco and as additional consideration for entering into this Agreement, MHTX will issue to Anderson 500,000 shares of MHTX restricted common stock (the "MHTX Stock"). The transfer by Anderson of his Newco stock solely in exchange for the MHTX stock is intended by the parties to be a tax-free reorganization under applicable federal and state income tax laws and regulations. Anderson and Novint (a) acknowledge that MHTX is consenting to such tax-free reorganization at the request of Anderson and Novint, (b) represent and warrant that MHTX shall have no tax consequences as a result of such reorganization (other than ordinary tax consequences as a result of receiving Novint Stock), and (c) indemnify and agree to defend MHTX from and against any tax liability resulting from such reorganization (other than ordinary tax consequences as a result of receiving Novint Stock).

            (b) At such time that MHTX realizes at least $10,000,000 in Net Revenue from its exploitation of the License, MHTX shall provide to Anderson an additional 250,000 shares of MHTX restricted common stock (the "Bonus Stock").

            (c) With  respect  to the MHTX Stock and the Bonus  Stock,  Anderson agrees that he shall ascertain and comply with all applicable laws, rules and regulations, whether state or federal, including without limitation United States securities laws, rules and regulations, pertaining to receiving information such as the Information from publicly traded companies and/or the improper trading of securities of such companies (the "Laws"). Anderson acknowledges that he may be deemed to be an "insider" according to the Laws, and that he is aware of and shall ascertain and comply with all Laws that apply to insiders. Investor acknowledges that the Laws provide both civil and criminal penalties for violating the Laws. Investor has or immediately shall retain counsel for the purpose of advising him as to how he is required to comply with the Laws.

XXXX - CONFIDENTIAL TREATMENT REQUESTED

            (d) Upon expiration and deletion of any restrictions upon the MHTX Stock and the Bonus Stock, and as a measure to protect MHTX's shareholders, Anderson agrees not to sell more than 3,000 of such shares per trade upon the open market, nor more than 15,000 shares per day, without the prior written consent of MHTX. Anderson may privately transfer all or any portion of the MHTX Stock and/or the Bonus Stock, provided that the transferee(s) agree to the aforesaid restrictions in writing. This covenant shall survive termination of this Agreement.

      5. Non-Competition; Overlapping Fields of Use; Royalties to MHTX

            (a) For the sake of clarification, MHTX agrees that it shall not compete with Novint and Anderson with respect to the Novint Technologies outside of the Field of Use; and Novint and Anderson agree that they shall not compete with MHTX with respect to the Novint Technologies within the Field of Use, except as the parties may agree in a subsequent writing. The parties hereby agree that Novint retains the right to use the Novint Technologies internally for any purpose except competition with MHTX.

            (b) MHTX acknowledges that Novint and Anderson are reserving for themselves all fields of use for the Novint Technologies other than the MHTX Field of Use defined in this Agreement (collectively, the "Novint Reserved Applications"). The parties acknowledge that certain of the Novint Reserved Applications may, of necessity, contain elements that utilize a Computer Network (the "Overlapping Applications"). Novint and Anderson shall pay MHTX a royalty of 5% (five percent) of the Net Revenue from any and all Overlapping Applications. Any monies paid by Novint to MHTX shall not be considered Net Revenue to MHTX.

            (c) It is the intent of the parties to avoid Overlapping Applications, and Novint and Anderson will use their best efforts to avoid creating Overlapping Applications, to create them only when absolutely necessary with respect to a particular application, and to minimize the overlapping elements as much as possible where Overlapping Applications are unavoidable. Nothing in this Agreement shall be construed in any way to be authorization for Novint and Anderson to materially infringe on MHTX's Field of Use, or to actively and intentionally compete within MHTX's Field of Use. For the sake of clarification, and without limiting the foregoing, at the time of execution of this Agreement, the only Overlapping Applications contemplated by the parties are (i) standalone packaged software products of Novint ("Standalone Products") that utilize the internet, where the use of the internet is not the primary purpose of the application (for example, a computer game might run both with or without the use of the internet. The added utilization of the internet would make it more entertaining and more interactive, but the primary purpose of the game is for entertainment rather than solely accessing the internet); and (ii) Standalone Products that of necessity incorporate content creation applications that could be adapted by the user to create content on a Computer Network. For example, in a two-dimensional analogy, there can be some overlap in content creation applications and imaging applications. To extend the analogy, specifically, there is some overlap in usage with Microsoft Frontpage and Adobe Photoshop. One can use Adobe Photoshop to create images that can be placed on the Internet. In practice, Photoshop is not a competitive product with Frontpage, however, because the primary purpose of Frontpage is to create web sites rather than specific images (although Frontpage has some capabilities to create images). These two applications can be used cooperatively to create a fuller and more robust web site. Novint shall not create any Standalone Products which enable the user to create web pages or internet browsers.

      6. Representations, Warranties and Covenants.

XXXX - CONFIDENTIAL TREATMENT REQUESTED

      (a) Novint and Anderson each covenant,  represent and warrant that, to the
best  of  their   knowledge,   information  and  belief,   without   independent
investigation:

                  (i) that the Novint Technologies are and will be original, are solely owned by Novint and Anderson, are not subject to claims by any third parties, and do not infringe upon the rights of any third parties;

                  (ii) that Novint and Anderson believe in good faith (and are aware of no contradictory facts) that the Novint Technologies are patentable, copyrightable or otherwise protectable;

                  (iii) that entry into this agreement (and all related documents) with MHTX, has been duly authorized and approved by the directors, officers, and shareholders of Novint, and that Novint and Anderson have all requisite authority to make the License and enter into this agreement;

                  (iv) that Anderson will devote his best efforts on a full-time basis to the activities of Novint;

                  (v) that Novint has secured (or promptly shall secure) the services of all key personnel to continue the Research and Development;

                  (vi) that the existing employees of Novint have executed confidentiality and non-competition agreements in favor of Novint and MHTX (and acceptable to MHTX), or will do so within a reasonable time after execution of this Agreement, and that no employees will be hired in the future who have not signed such an agreement in favor of Novint and MHTX;

                  (vii) that there are no claims, whether actual or threatened, against Novint and Anderson, and that Novint and Anderson are in compliance with all laws, rules, and regulations to which they are subject;

                  (viii)  that  there  are  no  liens,   judgments  or  security
interests of record to which Novint, Anderson, and/or the Novint Technologies, are subject, except those granted to MHTX;

                  (ix) that Novint and Anderson have no agreements with any third parties that would (a) prevent Novint and Anderson from entering into this agreement, granting the License, and conducting the Research and Development;
(b) be breached by this agreement becoming effective or the fulfillment of the obligations of Novint and Anderson; and/or (c) invalidate this agreement in any respect;

                  (x) that Novint is a corporation duly organized, existing and in good standing under the laws of New Mexico. It is acknowledged that Novint intends to reincorporate in Delaware at an appropriate time;

                  (xi) that Novint and Anderson shall employ all reasonable and available means to invoke formal protection of the intellectual property arising out of or relating to the Novint Technologies in all appropriate jurisdictions to which the parties agree;

                  (xii) that Novint and Anderson believe in good faith (and are aware of no contradictory facts) that the inventions and products to be derived from the Novint Technologies within the Field of Use will work, that they will be commercially mass-producible at low cost, that they are practical and safe, and that they will substantially perform to the standards set forth in the Milestone Timetable; and

XXXX - CONFIDENTIAL TREATMENT REQUESTED

                  (xiii) that all Novint Stock, when issued to MHTX, will have been validly issued, will be fully paid, and will be free of any liens or encumbrances, other than those created by or imposed upon the holders thereof voluntarily by agreement or otherwise through no action of Novint or Anderson.

            (b) MHTX covenants, represents and warrants that to the best of its knowledge, information and belief, without independent investigation:

                  (i) that MHTX is a corporation duly organized, existing and in good standing under the laws of the state of Delaware;

                  (ii) that entry into this Agreement (and all related documents) with Novint and Anderson has been duly authorized and approved by the directors and officers of MHTX, and MHTX has the requisite authority to enter into this Agreement;

                  (iii) that there are no claims, whether actual or threatened, against MHTX, and that MHTX is in compliance with all laws, rules and regulations to which it is subject;

                  (iv) that MHTX does not have any agreements with any third parties that would (a) prevent MHTX from entering into and performing this Agreement; (b) be breached by this Agreement becoming effective or the fulfillment of the obligations of MHTX; and/or (c) invalidate this Agreement in any respect;

                  (v) that MHTX shall use its best efforts to raise the monies necessary to fund the Research and Development Fee; and

                  (vi) that all MHTX Stock, when issued to Anderson, will have been validly issued, will be fully paid, and will be free of any liens or encumbrances, other than those created by or imposed upon the holders thereof voluntarily by agreement or otherwise through no action of MHTX; provided, however, that the MHTX Stock will be subject to restrictions on transfer under applicable state and/or federal securities laws and regulations.

      7. Other Provisions.

            (a) Within 30 days of the date this agreement becomes effective, Novint and Anderson shall provide MHTX with a key-man life insurance policy on the life of Anderson, at MHTX's expense, in the amount of US$2,000,000.00 (two million dollars) listing MHTX as the owner and beneficiary of such policy. In addition, as soon as reasonably practicable after this agreement becomes effective, Novint shall obtain (at MHTX's expense), or shall assist MHTX in obtaining, patent and copyright infringement insurance covering any and all patents and copyrights related to the Novint Technologies.

            (b) The initial term of this agreement shall be the sooner of (i) 3 (three) years from the date this agreement becomes effective; and (ii) the date that Novint and Anderson complete the Milestone Timetable. Thereafter, this agreement shall automatically renew in perpetuity for successive terms of 1
(one) year each, unless terminated by agreement of the parties or by either party upon not fewer than 6 (six) months' prior written notice. The termination of this agreement shall not affect the obligation of any party to pay royalties to any other party hereto, except as set forth in the next sentence. If Novint and Anderson terminate this Agreement in the absence of an MHTX Breach, then MHTX shall have no further obligation to pay Novint and Anderson the R&D Royalty. If MHTX terminates this Agreement in the absence of a Novint Breach, then the License shall become nonexclusive.

XXXX - CONFIDENTIAL TREATMENT REQUESTED

            (c) It is understood and agreed that Novint and Anderson are independent contractors of MHTX and not employees, officers, or agents, nor will they hold themselves out as such.

      8. Indemnification.

            (a) Novint and Anderson hereby agree to indemnify, defend and hold MHTX harmless from and against any and all liability, damage, claims (whether actual or threatened) or expense (including without limitation reasonable legal fees) arising out of or relating to the breach by Novint and/or the Anderson or either of them of any representation, warranty, covenant, or provision of this agreement.

            (b) MHTX hereby agrees to indemnify, defend and hold Novint and Anderson harmless from and against any and all liability, damage, claims (whether actual or threatened) or expense (including without limitation reasonable legal fees) arising out of or relating to the breach by MHTX of any representation, warranty, covenant, or provision of this agreement.

      9. Notices. Any notice or other communication in connection with this agreement shall be in writing and delivered by overnight courier and facsimile addressed to a party hereto at the addresses provided below (or to such person or address as such party shall specify in writing to the other parties hereto):

                                    If to Novint or Anderson:

                                    Mr. Thomas Anderson
                                    Novint Technologies, Inc.
                                    4900 Cutting Avenue NW
                                    Albuquerque, New Mexico 87114

                                    If to MHTX:

                                    Marvin Maslow, CEO
                                    Manhattan Scientifics, Inc.
                                    641 Fifth Avenue, Suite 36F
                                    New York, New York 10022

                                            And

                                    Jack Harrod, COO
                                    Manhattan Scientifics, Inc.
                                    127 Eastgate Drive

                                    Los Alamos, New Mexico 87544

XXXX - CONFIDENTIAL TREATMENT REQUESTED

                                        With a Copy to

                                    Scott L. Bach, Esq.
                                    Bach & Associates
                                    One Rockefeller Plaza, Suite 210
                                    New York, New York 10020

      Each party may designate a change of address by notice to the other party, given at least five (5) days before such change of address is to become effective.

      Any written notice shall be deemed to have been served forty-eight (48) hours after the date it was transmitted in accordance with the foregoing provisions.

      10. Miscellaneous.

            (a) MODIFICATION. This agreement contains the entire understanding between the parties with respect to the subject matter hereof, and any promises, representations, warranties or guarantees not herein contained shall have no force or effect unless in writing, signed by all parties. Neither this agreement nor any portion or provision hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

            (b) GOVERNING LAW AND OTHER MATTERS. This agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York. Novint, Anderson and MHTX hereby (i) waive any right to trial by jury in any legal proceeding related in any way to this agreement; (ii) agree that venue of all disputes shall be in New York County; and (iii) waive any objection and consent to personal jurisdiction, subject matter jurisdiction and venue of and in the courts located in New York County.

            (c) INVALIDITY. If any part of this agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

            (d) BENEFIT OF AGREEMENT. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns only and is not intended for the benefit of any other party. Notwithstanding the foregoing, it is understood and agreed that the services of Anderson hereunder are personal and unique, are not assignable, and the loss thereof would irreparably injure MHTX.

            (e) CAPTIONS. The captions of the various sections and paragraphs of this agreement have been inserted only for the purpose of convenience. Such captions are not a part of this agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of the agreement.

            (f) INCORPORATION BY REFERENCE. All of the "Whereas" clauses at the beginning of this agreement, and all of the Schedules and Exhibits annexed hereto, are hereby incorporated by reference and made a part hereof.

XXXX - CONFIDENTIAL TREATMENT REQUESTED

            (g) COUNTERPARTS; WHEN EFFECTIVE. This agreement may be executed in counterparts and/or via facsimile. This agreement shall become effective and enforceable upon MHTX's receipt of a fully and properly executed original notarized copy hereof bearing complete and mutually agreed copies of all schedules referenced herein.

            (h) PROHIBITION OF ASSIGNMENT. None of the parties may assign this agreement to any third party without the prior written consent of all the parties hereto. Notwithstanding the foregoing, nothing shall prohibit any party from assigning its right to receive monies pursuant to this agreement to any third party, provided that the third party agrees that its right to receive monies is subject to the terms and conditions of this Agreement.

            (i) RETURN OF STOCK. Prior to August 1, 2000, the parties shall create and attach as Schedule D to this Agreement, a schedule of terms and provisions regarding the return of certain portions of the Novint Stock and/or the MHTX Stock in the event of an MHTX Breach or a Novint Breach, as appropriate.

            (j) NON-DISCLOSURE. None of the parties (or their respective officers, directors and employees, as appropriate) shall disclose to third parties the terms of this Agreement, or the fact that it has been entered into, prior to August 1, 2000 or such other time to which the parties may agree.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

XXXX - CONFIDENTIAL TREATMENT REQUESTED

               MANHATTAN SCIENTIFICS, INC.


               By:
                  -------------------------------
               Marvin Maslow, Chairman, President and CEO (on his 63rd Birthday)



               NOVINT TECHNOLOGIES, INC.


               By:
                  -------------------------------
                  Thomas Anderson, President


               THOMAS ANDERSON, Individually



NOTARIZATION OF PARTY SIGNATURES:



                  MHTX:



                  NOVINT:



                  ANDERSON:

XXXX - CONFIDENTIAL TREATMENT REQUESTED

                         SCHEDULE A: MILESTONE TIMETABLE

MILESTONES: (THE MILESTONE WILL BE MET BY THE END OF THE MONTH GIVEN) THIS DOCUMENT IS CONFIDENTIAL.


----------------------------------------------------------------------------- --------------- --------------
CONTRACTUAL MILESTONES                                                        FINANCING       CUMULATIVE
                                                                              (RECEIVED AT
                                                                              END OF MONTH)
----------------------------------------------------------------------------- --------------- --------------
Start                                                                         $300,000        $300,000
----------------------------------------------------------------------------- --------------- --------------
Month 2 - submit at least 2 more patents.                                     $200,000        $500,000
----------------------------------------------------------------------------- --------------- --------------
Month 3 - beta release of e-Touch haptic programming tools.                   $200,000        $700,000
----------------------------------------------------------------------------- --------------- --------------
Month 6 - Have ability to demonstrate Web Browser Application. The Web        $400,000        $1.1 m
Browser Application will have all the basic functionality needed including reading in objects, intuitive user interface for mainstream markets, and a working prototype web site.
----------------------------------------------------------------------------- --------------- --------------
Month 9 - Web Browser Application beta release. This will be a professional   $400,000        $1.5 m
looking product that is easy to use. We will work with many beta testers for feedback. The Web Browser Application will work through a virtual city to demonstrate playing a game, email, saving files, interacting with others online, e-commerce, and advertising.
----------------------------------------------------------------------------- --------------- --------------
Month 12 - Content Creation Application beta release. This will include a $TBD standard set of modeling tools, a reader for a data format (to be likely will determined), texture application tools, dynamics simulation tools, and be around store development tools. Overall this will be the core base necessary to $2-4 million create content on the web. for year 2
----------------------------------------------------------------------------- --------------- --------------
Month 15 - Web Browser Application product release                            $TBD
----------------------------------------------------------------------------- --------------- --------------
Month 18 - Content Creation Application product release                       $TBD
----------------------------------------------------------------------------- --------------- --------------

----------------------------------------------------------------------------- --------------- --------------
Note: Continuing at month 12 (short term)- Additional Milestones will be $TBD determined in good faith by Novint and MHTX. MHTX will pay for reasonably necessary Novint costs (in amounts to be mutually agreed) that are used to continue to grow and develop applications within MHTX's Field of Use while royalties are not sufficient to support those costs.
----------------------------------------------------------------------------- --------------- --------------
Note: Continuing (long term) - Additional Milestones will be determined in     $0
good faith by Novint and MHTX. MHTX will pay Novint a 30% R&D Royalty as described in the contract, which will cover R&D and support costs.
----------------------------------------------------------------------------- --------------- --------------

INTERNAL DESCRIPTION OF MILESTONES FOR YEAR 1:
--------------------------------------------------------------------------------
EXPECTED MILESTONES
--------------------------------------------------------------------------------
Month 0: Hire Bill Anderson, a student programmer. Research office space. Trademark work. Obtain web domain names IP. Reimburse outstanding fees. Pay Sandia up front Royalty. Travel to New York and Boston to do demos for MSI board and SensAble Technologies. Finish setting up company - accounting and legal documentation, payroll, etc. Begin to convert Sandia code to Novint code.
--------------------------------------------------------------------------------
Month 1: Continue interactions with AOL. Begin initial patent assessments with Gerald Grafe. Help MHTX with PR, marketing, and video work. Buy initial equipment for programmers. Reincorporate in Delaware. Begin technical exploration for new IP relevant to our business model. Hire Jake Jones as a graphics programmer. Travel to California for Sony demo and AOL demo. Work on creating a mainstream user interface with a commercial feel and look. Finish porting e-Touch to C++ classes. Hire Doug Harless as VP of sales to help begin to develop e-Touch as a standard in the haptics market. Travel to Siggraph 2000 at the end of July. Explore relationship with Sandia National Laboratories.
--------------------------------------------------------------------------------
Month 2: Fly Steve Venema down from Washington State to visit New Mexico and explore employment at Novint. Submit patent(s) which would be covered under the Sandia license (i.e. was developed at Sandia,
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
but Novint will still own exclusively. There are over thirty potentially patentable concepts described in the Sandia License to Novint). Continue development on e-Touch, the haptic programming API. Develop technologies that will be patentable and owned by Novint to help secure IP base. Hire administrative assistant. Begin work to allow many programmers to use e-Touch API utilizing a modular structure. Explore hiring additional programmers. Contact Tom Caudell at UNM to explore a relationship. Hire Steve Venema if appropriate.
--------------------------------------------------------------------------------
Month 3 - Submit several patents on Novint owned technologies (It is expected that given Novint's technical expertise in the field of haptics and the fact that we are working within a new mass market domain, the first three months will produce patentable technologies. At the time of the contract signing, one of the patents that we expect to file allows users to easily utilize buttons in a new way and to use them in a 3D domain in a similar way to how toolbars are used in a 2D domain). Find Beta testers for e-Touch API beta release. Finalize e-Touch for both internal usage and for outside developers. Beta release of e-Touch API. Fully move into office space. Have proof of concept demo ready for AOL or others if needed to show off interface. Continue relationship with IBM, Sony, and AOL. Possibly obtain funding for complementary technology to the Web Browser Application.
--------------------------------------------------------------------------------
Month 4 - Begin Web Browser Application as primary development application. Integrate e-Touch into the Web Browser Application. Begin to create networking capabilities through sockets, CGI scripts, etc. after researching pros and cons. Create proof of concept pool, chess, or 3D pong games to demonstrate networking capabilities. Begin to create 3D city for use in Web Browser Application. Create a reader for reading in 3D data sets. Do comprehensive research on existing 3D sites that have no force feedback. Hire network programmer. Begin to try and establish e-Touch as a standard programming interface in the haptics community. Do a presentation at the Phantom Users Group workshop early October in Boston.
--------------------------------------------------------------------------------
Month 5 - Continue development of 3D city. Create easy to use connection to log onto virtual city. Upload virtual city to a server for initial testing. Begin Avatar development (an avatar is a representation of a person in a virtual environment). Begin to develop specific buildings in the virtual city such as a pool hall, a mall, and a post office. Create 3D analogies of common 2D interactions such as moving back a page (in 3D this would be a teleporter system, for example), hyperlinks, search engines, and downloading files. Continue work on the user interface as it specifically relates to a Web Browser Application. Begin relations with a potential partner for creating the first real e-Touch web page (this will likely be a toy company, an automobile manufacturer, or a similar company). Production release of e-Touch API.
--------------------------------------------------------------------------------
Month 6 - Finalize 3D city. Have initial avatars and a system for creating artificial avatars. Finalize usable proof-of-concept buildings in primary areas of interest such as gaming area, post office, and mall. Have available a proof-of-concept demo to show off Web Browser Application. Meet with AOL again and demonstrate a compelling use of the technology. Begin comprehensive research on how companies can effectively incorporate large amounts of data (i.e. their catalog) into this new type of web site and perhaps approach a potential partner for this problem. Begin to interact with potential beta testers. Over the next year, Doug Harless travel to various companies to work on establishing e-Touch as a standard API.
--------------------------------------------------------------------------------
Month 7 - Continue development of further buildings in virtual city and the Web Browser Application's interactions with them such as meeting places like coffee shops or lecture halls and buildings such as movie theatres. Begin to look into 2D capabilites such as mouse control and viewing of conventional 2D web sites. Further develop networking capabilities. Also, do further research on existing 3D file formats and determine which formats should be able to be utilized with the Web Browser Application. Submit further patents on Novint IP.
--------------------------------------------------------------------------------
Months 8,9 - Do market research on Web Browser Application usability. Based on market research and our milestone history, determine which areas are the most important to enhance in the Web Browser Application. Finalize the polished Web Browser Application and make it publicly available off our web site for its Beta release.
--------------------------------------------------------------------------------
Month 10 - Based on feedback from Beta testers continue to enhance the Web Browser Application. Take existing software that was used in creating initial content for the virtual city and begin to create Content Creation Application for web masters. Begin interface for easily incorporating content from existing 3D packages and libraries, and adding haptic feedback to these objects. Begin VAR sales from SensAble technologies. Begin work on initial modeling tools and possibly integration with SensAble technology's Freeform product or a lighter version. Begin to more actively seek a source for financing beyond year one,
given      the      Web      Browser       Application       beta       release.
--------------------------------------------------------------------------------
Months 11,12 - Continue to improve Web Browser Application based on customer feedback. Beta release of Content Creation Application. Obtain financing for beyond year one either from MSI or cooperatively with MSI from a 3rd party.
--------------------------------------------------------------------------------

SUMMARY OF TIMELINE.
Months 1-3: develop e-Touch haptic programming interface. Months 4-6: develop Web Browser Application demo.
Months 7-9: develop Web Browser Application for beta release. Months 10-12: develop Content Creation Application demo.
WEB BROWSER APPLICATION MINIMUM FEATURES AND CONFIGURATION:

o Mainstream, professional user interface that is easily used by an average person and is polished, visually appealing, and commercially appealing.

o Compatability with existing interaction metaphors to maximize consumer's familiarity with current interfaces and to minimize the learning curve associated with moving to our 3D technology.

o Ability to easily log into a virtual web site that is supported through standard internet domain names. Novint will create a virtual web site at www.touchcity.com that will be able to be accessed by the Web Browser Application.

o Strong metaphor of a personal space including analogies to everyday objects that people easily understand. Ability to tie a user's personal space into a 3D environment.

o     Compatibility with the Phantom haptic interface and a typical mouse.

o Ability to read in a 3D data format for virtual objects, textures, dynamics, etc. The 3D format will allow the creation of virtual, touch-enabled environments.

o Capabilities for interactions between many people. This includes avatar support and personal interaction between avatars.

o Capability to read content for the purposes of e-commerce, gaming, personal interaction, advertising, communication, and general content.

o     Strong emphasis on utilization of Novint Patents.

o     Foundation  based  on  both  the  e-Touch  API  (Application   Programming
      Interface) and a large amount of consumer testing.

o Compatibility with existing 2D Internet sites and protocols. The level of compatibility will in large part be determined by user testing.

CONTENT CREATION APPLICATION MINIMUM FEATURES AND CONFIGURATION:

o     Mainstream,   professional  user  interface  that  is  easily  used  by  a professional web developer.

o Ability to create an entire web site that can be accessed by the Web Browser Application. The Content Creation Application will have the ability to create a finished, useful, commercially appealing, and visually appealing web site.

o Ability to create a virtual web site that is supported through standard internet domain names.

o Use of the same IP base, and general look and feel utilized in the Web Browser Application.

o     Compatibility with Phantom haptic interface and the mouse.

o Ability to read in virtual objects, create virtual objects, create textures, create dynamics, etc., and save the data into a 3D format. The 3D format will represent virtual, touch-enabled environments.

o Capability to create content for the purposes of e-commerce, gaming, personal interaction, advertising, communication, and general content.

EXPLANATION OF IP STRATEGY.

The general IP strategy is to create a base of patentable concepts that would help to prevent a future competitor from copying our Web Browser Application and haptic user interface. IP protection through patents is a core aspect to Novint's strategy. Additionally, we will strongly market the e-Touch trademark as a standard for all haptic user interfaces - the future of how people will use computers. Currently there are two patents pending from Sandia National Laboratories and the existing copyrighted FLIGHT source code, which were licensed exclusively to Novint in the field of use, human-computer interfaces. As part of the license, Novint will have the same exclusive rights to any additional patents that are issued which were based on the initial work done at Sandia. In a technology advance disclosure submitted to Sandia, there are

34 additional potentially patentable concepts in existence now. These concepts were determined with the criteria that they be useful, non-obvious, and reduced to practice. A majority of the concepts relate to making the user interface, 3D windowing system, and navigation intuitive to a user. Several of the potentially patentable ideas relate to haptic rendering techniques and other haptic concepts. In working with a patent council, we expect that the most valuable of the concepts will lead to strong additional patents.

It is also expected that soon after receiving funding, Novint will develop and reduce to practice other areas of IP, which will add strong value to its existing base. This is expected due to the expertise in the field of haptics present within Novint, the new challenges that will be presented when moving into a commercial area such as internet applications, and Novint's technical team's ability and history in solving such problems. Again, a large part of the IP protection will be focused on the human-computer interface which will help to protect the ease of use for the Web Browser Application (an essential component to a mainstream market) from competitors, and will help to protect the e-Touch programming interface.

XXXX - CONFIDENTIAL TREATMENT REQUESTED

                                   SCHEDULE B

                         DESCRIPTION OF EXISTING NOVINT
                              INTELLECTUAL PROPERTY
                   (subsequently developed IP to be included)

TRADEMARKS:

1.  Application  for  Mark  "e-Touch".
2.  Application  for Mark  "Novint".
3.  Application for Logo.

PATENTS:


COPYRIGHTS:

XXXX - CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE C: DETAILED BUDGET


MILESTONES                                          timeline begins - July, 2000                   Web Browser beta release (2/2001)


EXPENSE CATEGORY                EXPENSE NAME                        RATE      FT   PT   WHEN              1              2
----------------                ------------                        ----      --   --   ----     ----------       --------
EMPLOYEES
Engineering                     Chief Technology Officer           110,000.00  1         15               -              -
                                Programmer - Haptics               85,000.00   1          2               -       7,083.33
                                Programmer - Graphics              80,000.00   1          1        6,666.67       6,666.67
                                Programmer - Network               65,000.00   1          4               -              -
                                Student                            20,000.00       1      1        1,666.67       1,666.67
                                Student                            20,000.00       1      2               -       1,666.67
                                Hardware Tech                      45,000.00   1          9               -              -
                                QA / Test                          65,000.00   1         18               -              -
                                Sys Admin                          50,000.00   1         13               -              -
                                SDK Tech Writer                    45,000.00   1         18               -              -

Marketing / Biz Dev             VP Marketing                       125,000.00  1         14               -              -
                                Product Manager                    100,000.00  1         18               -              -
                                VP Sales/Biz Dev Mgr               125,000.00  1          1       10,416.67      10,416.67
                                PR/Marcom/Programs                 48,000.00   1         13               -              -

Administration                  CE0                                90,000.00   1          1        7,500.00       7,500.00
                                President                          135,000.00  1          8               -              -
                                Office Mgr                         45,000.00   1         18               -              -
                                Controller                         75,000.00   1         20               -              -
                                Administrative Assistant           30,000.00   1          2               -       2,500.00

Total Heads                                                                   17                          4              7
Total NEW Heads                                                                                           4              3
Total Direct Headcount                                                        17                  26,250.00      37,500.00
Fringe @ 30%                                                                                       7,875.00      11,250.00
TOTAL HEADCOUNT                                                                                   34,125.00      48,750.00
TOTAL CUM HEADCOUNT                                                                               34,125.00      82,875.00


OTHER EXPENSES
Licensing fees                                                                                            -              -
Cash for initial VAR purchases                                                                            -              -
Rent                                                                                                      -       5,000.00
Equipment                                                                                         20,000.00      15,000.00
Furniture                                                                                                 -       1,000.00
Travel & Entertainment                                                                             4,000.00       8,000.00
Phone/Fax                                                                                            300.00         500.00
Printing                                                                                             200.00         200.00
Consultants                                                                                        2,000.00       2,000.00
Web Development                                                                                    3,000.00              -
Legal                                                                                             20,000.00       5,000.00
Reimbursements                                                                                            -              -
Patents                                                                                           15,000.00      15,000.00
Bookkeeping                                                                                          200.00         200.00
Recruiters                                                                                                -       5,000.00
Market Research                                                                                           -       3,000.00
PR                                                                                                 2,000.00       2,000.00

TOTAL OTHER EXPENSES                                                                              66,700.00      61,900.00
TOTAL CUM OTHER                                                                                   66,700.00     128,600.00

PREVIOUS EXPENSES                                                                                 80,000.00
EMPLOYEES + OTHER                                                                                100,825.00     110,650.00

CUMULATIVE TOTAL                                                                                 180,825.00     291,475.00

FINANCING (START AT $300,000).
RECEIVED AT BEGINNING OF GIVEN
MONTH.
CUMULATIVE FINANCING (NOTE:
MUST BE MORE THAN CUMULATIVE
TOTAL ABOVE)                                                                                     300,000.00     300,000.00

EXPENSE CATEGORY                EXPENSE NAME                                3               4              5               6
----------------                ------------                         --------        --------       --------        --------
EMPLOYEES
Engineering                     Chief Technology Officer                    -               -              -               -
                                Programmer - Haptics                 7,083.33        7,083.33       7,083.33        7,083.33
                                Programmer - Graphics                6,666.67        6,666.67       6,666.67        6,666.67
                                Programmer - Network                        -        5,416.67       5,416.67        5,416.67
                                Student                              1,666.67        1,666.67       1,666.67        1,666.67
                                Student                              1,666.67        1,666.67       1,666.67        1,666.67
                                Hardware Tech                               -               -              -               -
                                QA / Test                                   -               -              -               -
                                Sys Admin                                   -               -              -               -
                                SDK Tech Writer                             -               -              -               -

Marketing / Biz Dev             VP Marketing                                -               -              -               -
                                Product Manager                             -               -              -               -
                                VP Sales/Biz Dev Mgr                10,416.67       10,416.67      10,416.67       10,416.67
                                PR/Marcom/Programs                          -               -              -               -

Administration                  CE0                                  7,500.00        7,500.00       7,500.00        7,500.00
                                President                                   -               -              -               -
                                Office Mgr                                  -               -              -               -
                                Controller                                  -               -              -               -
                                Administrative Assistant             2,500.00        2,500.00       2,500.00        2,500.00

Total Heads                                                                 7               8              8               8
Total NEW Heads                                                             0               1              0               0
Total Direct Headcount                                              37,500.00       42,916.67      42,916.67       42,916.67
Fringe @ 30%                                                        11,250.00       12,875.00      12,875.00       12,875.00
TOTAL HEADCOUNT                                                     48,750.00       55,791.67      55,791.67       55,791.67
TOTAL CUM HEADCOUNT                                                131,625.00      187,416.67     243,208.33      299,000.00


OTHER EXPENSES
Licensing fees                                                              -               -              -               -
Cash for initial VAR purchases                                              -               -              -               -
Rent                                                                 5,000.00        5,000.00       5,000.00        5,000.00
Equipment                                                           15,000.00        4,000.00       4,000.00        4,000.00
Furniture                                                            1,000.00        1,000.00       1,000.00        1,000.00
Travel & Entertainment                                              10,000.00       10,000.00      10,000.00       10,000.00
Phone/Fax                                                              500.00          500.00         500.00          500.00
Printing                                                               200.00          200.00         200.00          200.00
Consultants                                                          2,000.00        2,000.00       2,000.00        2,000.00
Web Development                                                        300.00          300.00         300.00          300.00
Legal                                                                3,000.00        3,000.00       3,000.00        3,000.00
Reimbursements                                                              -               -              -               -
Patents                                                             15,000.00               -              -               -
Bookkeeping                                                            200.00          200.00         200.00          200.00
Recruiters                                                                  -               -      10,000.00               -
Market Research                                                      3,000.00        3,000.00       3,000.00        3,000.00
PR                                                                   2,000.00        2,000.00       2,000.00        2,000.00

TOTAL OTHER EXPENSES                                                57,200.00       31,200.00      41,200.00       31,200.00
TOTAL CUM OTHER                                                    185,800.00      217,000.00     258,200.00      289,400.00

PREVIOUS EXPENSES
EMPLOYEES + OTHER                                                  105,950.00       86,991.67      96,991.67       86,991.67

CUMULATIVE TOTAL                                                   397,425.00      484,416.67     581,408.33      668,400.00

FINANCING (START AT $300,000).
RECEIVED AT BEGINNING OF GIVEN
MONTH.                                                             200,000.00      200,000.00
CUMULATIVE FINANCING (NOTE:
MUST BE MORE THAN CUMULATIVE
TOTAL ABOVE)                                                       500,000.00      700,000.00     700,000.00      700,000.00

EXPENSE CATEGORY                EXPENSE NAME                                  7              8               9             10
----------------                ------------                          ---------      ---------       ---------      ---------
EMPLOYEES
Engineering                     Chief Technology Officer                      -              -               -              -
                                Programmer - Haptics                   7,083.33       7,083.33        7,083.33       7,083.33
                                Programmer - Graphics                  6,666.67       6,666.67        6,666.67       6,666.67
                                Programmer - Network                   5,416.67       5,416.67        5,416.67       5,416.67
                                Student                                1,666.67       1,666.67        1,666.67       1,666.67
                                Student                                1,666.67       1,666.67        1,666.67       1,666.67
                                Hardware Tech                                 -              -        3,750.00       3,750.00
                                QA / Test                                     -              -               -              -
                                Sys Admin                                     -              -               -              -
                                SDK Tech Writer                               -              -               -              -

Marketing / Biz Dev             VP Marketing                                  -              -               -              -
                                Product Manager                               -              -               -              -
                                VP Sales/Biz Dev Mgr                  10,416.67      10,416.67       10,416.67      10,416.67
                                PR/Marcom/Programs                            -              -               -              -

Administration                  CE0                                    7,500.00       7,500.00        7,500.00       7,500.00
                                President                                     -      11,250.00       11,250.00      11,250.00
                                Office Mgr                                    -              -               -              -
                                Controller                                    -              -               -              -
                                Administrative Assistant               2,500.00       2,500.00        2,500.00       2,500.00

Total Heads                                                                   8              9              10             10
Total NEW Heads                                                               0              1               1              0
Total Direct Headcount                                                42,916.67      54,166.67       57,916.67      57,916.67
Fringe @ 30%                                                          12,875.00      16,250.00       17,375.00      17,375.00
TOTAL HEADCOUNT                                                       55,791.67      70,416.67       75,291.67      75,291.67
TOTAL CUM HEADCOUNT                                                  354,791.67     425,208.33      500,500.00     575,791.67


OTHER EXPENSES
Licensing fees                                                                -              -               -              -
Cash for initial VAR purchases                                                -              -               -      40,000.00
Rent                                                                   5,000.00       5,000.00        5,000.00       5,000.00
Equipment                                                              4,000.00       4,000.00        4,000.00       4,000.00
Furniture                                                              1,000.00       1,000.00        1,000.00       1,000.00
Travel & Entertainment                                                10,000.00      15,000.00       15,000.00      15,000.00
Phone/Fax                                                                500.00         500.00          500.00         500.00
Printing                                                                 200.00         200.00          200.00         200.00
Consultants                                                            4,000.00       4,000.00        4,000.00       4,000.00
Web Development                                                          300.00         300.00          300.00         300.00
Legal                                                                  3,000.00       3,000.00        3,000.00       3,000.00
Reimbursements                                                                -              -               -              -
Patents                                                               15,000.00              -       15,000.00              -
Bookkeeping                                                              500.00         500.00          500.00         500.00
Recruiters                                                                    -              -               -              -
Market Research                                                        3,000.00       3,000.00        3,000.00       3,000.00
PR                                                                     2,000.00       2,000.00        4,000.00       6,000.00

TOTAL OTHER EXPENSES                                                  48,500.00      38,500.00       55,500.00      82,500.00
TOTAL CUM OTHER                                                      337,900.00     376,400.00      431,900.00     514,400.00

PREVIOUS EXPENSES
EMPLOYEES + OTHER                                                    104,291.67     108,916.67      130,791.67     157,791.67

CUMULATIVE TOTAL                                                     772,691.67     881,608.33    1,012,400.00   1,170,191.67

FINANCING (START AT $300,000).
RECEIVED AT BEGINNING OF GIVEN
MONTH.                                                               400,000.00                                    400,000.00
CUMULATIVE FINANCING (NOTE:
MUST BE MORE THAN CUMULATIVE
TOTAL ABOVE)                                                       1,100,000.00   1,100,000.00    1,100,000.00   1,500,000.00

EXPENSE CATEGORY                EXPENSE NAME                                11              12            TOTALS
----------------                ------------                         ---------        --------          ----------
EMPLOYEES
Engineering                     Chief Technology Officer                     -               -                   -
                                Programmer - Haptics                  7,083.33        7,083.33           77,916.67
                                Programmer - Graphics                 6,666.67        6,666.67           80,000.00
                                Programmer - Network                  5,416.67        5,416.67           48,750.00
                                Student                               1,666.67        1,666.67           20,000.00
                                Student                               1,666.67        1,666.67           18,333.33
                                Hardware Tech                         3,750.00        3,750.00           15,000.00
                                QA / Test                                    -               -                   -
                                Sys Admin                                    -               -                   -
                                SDK Tech Writer                              -               -                   -

Marketing / Biz Dev             VP Marketing                                 -               -                   -
                                Product Manager                              -               -                   -
                                VP Sales/Biz Dev Mgr                 10,416.67       10,416.67          125,000.00
                                PR/Marcom/Programs                           -               -                   -

Administration                  CE0                                   7,500.00        7,500.00           90,000.00
                                President                            11,250.00       11,250.00           56,250.00
                                Office Mgr                                   -               -                   -
                                Controller                                   -               -                   -
                                Administrative Assistant              2,500.00        2,500.00           27,500.00

Total Heads                                                                 10              10
Total NEW Heads                                                              0               0                  10
Total Direct Headcount                                               57,916.67       57,916.67          558,750.00
Fringe @ 30%                                                         17,375.00       17,375.00          167,625.00
TOTAL HEADCOUNT                                                      75,291.67       75,291.67          726,375.00
TOTAL CUM HEADCOUNT                                                 651,083.33      726,375.00


OTHER EXPENSES
Licensing fees                                                               -               -                   -
Cash for initial VAR purchases                                               -               -           40,000.00
Rent                                                                  5,000.00        5,000.00           55,000.00
Equipment                                                             4,000.00        4,000.00           86,000.00
Furniture                                                             1,000.00        1,000.00           11,000.00
Travel & Entertainment                                               15,000.00       15,000.00          137,000.00
Phone/Fax                                                               500.00          500.00            5,800.00
Printing                                                                200.00          200.00            2,400.00
Consultants                                                           4,000.00        4,000.00           36,000.00
Web Development                                                         300.00          300.00            6,000.00
Legal                                                                 3,000.00        3,000.00           55,000.00
Reimbursements                                                               -               -                   -
Patents                                                                      -       15,000.00           90,000.00
Bookkeeping                                                             500.00          500.00            4,200.00
Recruiters                                                                   -               -           15,000.00
Market Research                                                       3,000.00        3,000.00           33,000.00
PR                                                                    4,000.00        4,000.00           34,000.00

TOTAL OTHER EXPENSES                                                 40,500.00       55,500.00          610,400.00
TOTAL CUM OTHER                                                     554,900.00      610,400.00

PREVIOUS EXPENSES                                                                                        80,000.00
EMPLOYEES + OTHER                                                   115,791.67      130,791.67        1,336,775.00
                                                                                                      1,416,775.00
CUMULATIVE TOTAL                                                  1,285,983.33    1,416,775.00

FINANCING (START AT $300,000).
RECEIVED AT BEGINNING OF GIVEN
MONTH.
CUMULATIVE FINANCING (NOTE:
MUST BE MORE THAN CUMULATIVE
TOTAL ABOVE)                                                      1,500,000.00    1,500,000.00

                                       19

XXXX - CONFIDENTIAL TREATMENT REQUESTED

                                   SCHEDULE D

                      PROVISIONS REGARDING RETURN OF STOCK
                      (To Be Established by July 30, 2000)

A. Return of Novint Stock. The Novint Stock delivered to MHTX shall be subject to return by MHTX in accordance with the following:

            If MHTX fails to fund (or procure the funding of) $1.5 million of the Research and Development Fee within 9 months of June 24, 2000, then MHTX shall return the Novint Stock ratably in proportion to the amount of such $1.5 million that MHTX has not funded by such time

Accordingly, until such time as such $1.5 million has been funded, MHTX shall hold and not transfer any portion of the Novint Stock that could become returnable pursuant to the foregoing.

B. Return of MHTX Stock. The MHTX Stock delivered to Anderson shall be subject to return by Anderson in accordance with the following:

      (1) 250,000 shares of the MHTX Stock shall be returned to MHTX if Novint fails to deliver the Web Browser Applications portion of the First Major Milestone within 15 months of June 24, 2000.

      (2) 250,000 shares of the MHTX Stock shall be returned to MHTX if Novint fails to deliver the Content Creation Applications portion of the First Major Milestone within 18 months of June 24, 2000.

Accordingly, until such time as Novint and Anderson complete the First Major Milestone, Anderson shall hold and not transfer any portion of the MHTX Stock that could become returnable pursuant to the foregoing.

                                       20

XXXX - CONFIDENTIAL TREATMENT REQUESTED